Exhibit (e)(7)

TERMINATION AGREEMENT

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of December 20, 2013 (the “Agreement”), by and among Tufco Technologies, Inc., a Delaware corporation (the “Company”), Tufco Holdings, LLC, a Delaware corporation (“Parent”), and Packers Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”). All terms used and not defined herein shall have the meanings provided in the Agreement.

Reference is also made to that certain Amended and Restated Consulting Agreement dated as of January 28, 1994 (the “Consulting Agreement”), by and among the Company, Tufco Industries, Inc., a Wisconsin corporation, Executive Converting Corporation, a Delaware corporation, Bradford Investment Partners, L.P., a New Jersey limited partnership (“Bradford Investment”), and Bradford Ventures LTD, a New Jersey corporation (“Bradford Ventures”).

Effective upon the occurrence of the Closing, in consideration of the payment by Parent (or the Company) to Bradford Ventures of the contractual amount due under the Consulting Agreement (i.e., to February 1, 2015) in cash by wire transfer of immediately available funds on the Closing Date, the undersigned hereby agree that the Consulting Agreement shall be terminated, and upon such payment and termination, neither Bradford Investment, Bradford Ventures nor the Company shall have any further rights or obligations under the Consulting Agreement; provided, however, that the obligations of the Companies (as defined in the Consulting Agreement) under Section (i) (Indemnification) of the Consulting Agreement shall continue in full force and effect notwithstanding such termination. This termination payment at the Closing shall be included in the Transaction Expenses to be funded by Parent pursuant to Section 8.3(a) of the Agreement.

IN WITNESS THEREOF, the undersigned have caused their duly authorized officers or partners to execute this Termination Agreement, in their name and on their behalf, as of the date first written above.

TUFCO TECHNOLOGIES, INC.

By:	/s/ James F. Robinson
Name: James F. Robinson
Title: President and Chief Executive Officer

BRADFORD INVESTMENT PARTNERS, L.P.

By:	/s/ Robert J. Simon
Name: Robert J. Simon
Title: Partner

BRADFORD VENTURES LTD.

By:	/s/ Robert J. Simon
Name: Robert J. Simon
Title: Managing Director